Exhibit 6.13

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance

October 28, 2022

ROYALTYTRADERS LLC

WARRANT TO PURCHASE COMMON UNITS

This Warrant is issued to Alexander Guiva (the “Holder”) by RoyaltyTraders LLC, a Delaware limited liability company (the “Company”).

1. Purchase of Common Units. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company Common Units issued by the Company as corresponding to the incremental amount drawn down and borrowed by the Company in totaling the applicable percentage as listed in Appendix A of the fully-diluted membership interests in the Company on the date of exercise of this Warrant (the “Warrant Units”). The exercise price for the Warrant Units shall be $0.01 (the “Exercise Price”).

2. Exercise Period. This Warrant shall be exercisable, in whole, during the term commencing on the date hereof and continuing in perpetuity; provided, however, that this Warrant shall be exercised automatically without any need for action by Holder, immediately prior to the consummation of any “Termination Event” defined as (a) the consummation of the Company’s sale of its Common Units or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Public Offering”) and (b) the consummation of a “Company Transaction”, which shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute a Termination Event if its sole purpose is to change the state of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. In the event of a Termination Event, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Termination Event.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise this Warrant for the full amount of Warrant Units by (i) delivering a duly executed copy of the Notice of Exercise attached hereto, to the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and (ii) paying to the Company the Exercise Price. As of the date of exercise, the Warrant Units shall be deemed issued to the holder identified on the Notice of Exercise.

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all company action has been taken on the part of the Company, its officers, directors, and members necessary for the authorization, execution and delivery of this Warrant. The Company has taken all company action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any members of the Company.

(c) Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Formation or limited liability company agreement, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d) Valid Issuance of Common Units. The Warrant Units, when issued, sold, and delivered in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

5. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Warrant Units (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(b) Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(c) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(d) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(e) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Lender represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

6. Covenants of the Company.

(a) Notice of Company Transaction. In the event the Company intends to enter into a Termination Event, it shall, not less than ten (10) business days prior to the closing of such Termination Event, provide to Holder written notice of the material terms of such Termination Event.

(b) Covenants as to Warrant Units. The Company covenants and agrees that it shall at all times while this Warrant is outstanding, maintain the necessary authority and approvals to issue the Warrant Units, and all Warrant Units that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, free from all taxes, liens and charges with respect to the issuance thereof.

7. No Member Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a member of the Company with respect to the Warrant Units, including (without limitation) the right to vote, receive distributions, exercise preemptive rights or be notified of member meetings, and, except as specifically provided in this Warrant, such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

8. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware.

9. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

10. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

11. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 16):

If to the Company:

ROYALTYTRADERS LLC

1053 East Whitaker Mill Rd

Suite 115

Raleigh NC 27604

If to Holder:

Alex Guiva

3420 University Blvd

Dallas TX 75205

12. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the Warrant Units originally issuable pursuant to this Warrant.

14. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Sean Peace, President

ACKNOWLEDGED AND AGREED:

HOLDER

By:	/s/ Alex Guiva
Alex Guiva

APPENDIX A

SCHEDULE OF WARRANTS

Below is the Schedule of Warrants to which the Investor is entitled based on outstanding funds as borrowed on an incremental basis by the Company under the terms of the Convertible Promissory Note – Line of Credit Agreement dated October 28, 2022, of up to a maximum of Five Percent (5.00%) of the fully-diluted membership interests in the Company on the date of exercise of this Warrant, if the maximum amount available to be borrowed of Three Hundred Thousand Dollars ($300,000.00) is drawn by the Company.

Draw Increments	Warrants	Percentage of Loan
$50,000.00	0.50%	10.00%
$100,000.00	1.00%	20.00%
$150,000.00	1.75%	35.00%
$200,000.00	2.63%	52.50%
$250,000.00	3.63%	72.50%
$300,000.00	5.00%	100.00%

NOTICE OF EXERCISE

ROYALTYTRADERS LLC

Attention: President

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, the Warrant Units issuable pursuant to the Warrant Agreement dated October 28, 2022, and has delivered the Exercise Price together with this Notice of Exercise.

The undersigned hereby represents and warrants that Representations and Warranties in Section 5 of the Warrant Agreement are true and correct as of the date hereof.

HOLDER:

Date:	By:

Address:

Name in which Units should be registered: